Exhibit 99.1

SPY Inc.
2070 Las Palmas Drive
Carlsbad, CA 92011
PH: (760) 804-8420
FX: (760) 804-8442
www.spyoptic.com

SPY INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2014

Third Quarter Year over Year Growth of 8.1%
SPY Inc. Total Company First Nine Months Net Sales of $28.4 million

For Immediate Release: November 4, 2014

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the three and nine months ended September 30, 2014.

Third quarter sales were $11.0 million in 2014, an increase of 8.1% or $0.8 million more than in the third quarter of 2013. The increase in our net sales was primarily driven by strong goggle sales and continued growth in our prescription frames. Gross profit as a percentage of net sales was 49.2% for the three months ended September 30, 2014, compared to 48.5% for the three months ended September 30, 2013.

First nine month sales were $28.4 million in 2014, a decrease of 2.7% or $0.8 million less than in the first nine months of 2013. Sales included lower closeout sales of $1.2 million in 2014, compared to $2.0 million in 2013. The decrease in our net sales was primarily driven by an overall decline in the consumer market coupled with several key retailers currently holding lower levels of inventory and fewer closeout sales of our sunglass products. Gross profit as a percentage of net sales was 51.9% for the nine months ended September 30, 2014, compared to 50.8% for the nine months ended September 30, 2013.

“In third quarter, we were happy to get back into our positive sales trend with growth in the quarter in four of our five major categories; RX, moto goggles, snow goggles and sunglasses,” said Michael Marckx, president and CEO. “In addition, the continued margin expansion is a direct result of the strategic product sourcing initiatives and our brand’s more premium positioning.  We achieved a solid operating profit margin along with a very successful launch of our new snow goggle line, including the launch of our proprietary Happy Lens™ in the snow category, which positions us well for the final quarter of 2014.  In Q4, we will focus on fulfilling snow goggle orders, further expanding our Happy Lens offering, driving our sales growth, improving our product margins and launching our 2015 product line.”

Income from operations increased by $0.1 million to $0.6 million in the third quarter of 2014, compared to income from operations of approximately $0.5 million in the third quarter of 2013. The $0.1 million increase was partially due to the increase in sales and a 70 basis point improvement in gross profit as a percent of sales.  Additionally, total operating expenses in the third quarter of 2014 were higher by $0.3 million, compared to the third quarter of 2013.

Income from operations remained constant and was $0.8 million and $0.8 million for the nine months ended in 2014 and 2013. Although sales decreased it was offset with a 110 basis point improvement in gross profit as a percent of sales. Additionally, total operating expenses in the first nine months of 2014 were lower by $0.1 million, compared to the same period in 2013. Cash flow used in operating activities was less than $0.1 million in the first nine months of 2014.

The Company incurred a net loss of less than $0.1 million and $0.3 million during the third quarter of 2014 and 2013, respectively.

The Company incurred a net loss of $1.5 million and $1.6 million during the first nine months of 2014 and 2013, respectively.

SPY Inc. invites you to join the investor conference call on November 4, 2014, at 1:30 p.m. PDT. The dial-in number for the call in North America is 1-877-703-6105 and 1-857-244-7304 for international callers. The participant pass code is 73675276. The call will also be webcast live on the internet and can be accessed by logging on at investor.spyoptic.com.

The results of our operations for the quarters ended September 30, 2014 and 2013 are more fully discussed in our Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 4, 2014.

SPY Inc.:

We have a happy disrespect for the usual way of looking (at life) and the need to SEE HAPPY. It is this mindset that drives us to design, market, and distribute premium products for people who “live” to be outdoors, pushing the boundaries in action sports, motorsports, snow sports, cycling and multi-sports. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. Our principal products—sunglasses, goggles and prescription frames—are marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic, Twitter @spyoptic and Instagram @spyoptic.

Safe Harbor Statement:

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," “hope,” the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.  Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to lack of continuity and effectiveness of our management team, our ability to generate sufficient incremental sales of our core SPY® brand and new products to recoup our significant investments in sales and marketing, our ability to lower our expenses or otherwise reduce our breakeven point on an operating basis, our ability to maintain or increase the availability of our existing credit facilities and otherwise finance our strategic objectives, and the other risks identified from time to time in our filings made with the U.S. Securities and Exchange Commission. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results. Moreover, except as required by law, we assume no responsibility for the accuracy or completeness of such forward-looking statements and undertake no obligation to update any of these forward-looking statements.

CONTACTS:
Maddy Isbell, PR Manager
760-804-8420
Fax: 760-804-8442
investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands, except number of shares and per share amounts)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash	$894	$686
Accounts receivable, net	6,529	6,543
Inventories, net	7,529	5,872
Prepaid expenses and other current assets	670	680
Income taxes receivable	—	3

Total current assets	15,622	13,784
Property and equipment, net	422	438
Intangible assets, net of accumulated amortization of $809 and $782 at September 30, 2014 and December 31, 2013, respectively	45	72
Other long-term assets	34	63

Total assets	$16,123	$14,357

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$4,395	$4,024
Current portion of capital leases	72	77
Current portion of notes payable	16	16
Accounts payable	2,463	1,302
Accrued expenses and other liabilities	4,197	3,069

Total current liabilities	11,143	8,488
Capital leases, less current portion	40	92
Notes payable, less current portion	4	16
Notes payable to stockholders	21,582	21,452

Total liabilities	32,769	30,048
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,375,627 and 13,184,876 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	45,927	45,331
Accumulated other comprehensive income	472	520
Accumulated deficit	(63,046)	(61,543)

Total stockholders’ deficit	(16,646)	(15,691)

Total liabilities and stockholders’ deficit	$16,123	$14,357

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net sales	$10,977	$10,152	$28,353	$29,154
Cost of sales	5,579	5,225	13,632	14,350

Gross profit	5,398	4,927	14,721	14,804
Operating expenses:
Sales and marketing	3,071	2,963	8,717	8,767
General and administrative	1,417	1,269	4,287	4,505
Shipping and warehousing	145	121	418	379
Research and development	172	120	521	343

Total operating expenses	4,805	4,473	13,943	13,994

Income from operations	593	454	778	810
Other income (expense):
Interest expense	(494)	(745)	(2,004)	(2,229)
Foreign currency transaction loss	(108)	(12)	(106)	(174)
Other income (expense)	(10)	1	(169)	(4)

Total other expense	(612)	(756)	(2,279)	(2,407)

Loss before provision for income taxes	(19)	(302)	(1,501)	(1,597)
Income tax provision	—	—	3	—

Net loss	$(19)	$(302)	$(1,504)	$(1,597)

Net loss per share of Common Stock
Basic	$(0.00)	$(0.02)	$(0.11)	$(0.12)

Diluted	$(0.00)	$(0.02)	$(0.11)	$(0.12)

Shares used in computing net loss per share of Common Stock
Basic	13,373	13,165	13,312	13,143

Diluted	13,373	13,165	13,312	13,143

Other comprehensive income (loss):
Foreign currency translation adjustment	$(51)	$(225)	$(238)	$(132)
Unrealized gain on foreign currency exposure of net investment in foreign operations	9	246	190	148

Total other comprehensive income (loss)	(42)	21	(48)	16

Comprehensive loss	$(61)	$(281)	$(1,552)	$(1,581)